ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST
AZL® Federated Clover Small Value Fund

PROSPECTUS DATED APRIL 29, 2013
Allianz Investment Management LLC (the “Manager”)
Shares of the Fund are sold exclusively to certain insurance companies in connection with particular variable annuity contracts and/or variable life insurance policies (each a “Contract” and collectively the “Contracts”) they issue. The insurance companies invest in shares of the Fund in accordance with instructions received from owners of the applicable Contracts.
This Prospectus must be accompanied or preceded by a current prospectus for the Contracts that invest in the Fund.
Questions?
Call toll free at 1-800-624-0197 or contact your investment representative.
The Securities and Exchange Commission has not approved or disapproved the shares described in this Prospectus or determined whether this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Please refer to your Contract prospectus for information regarding the investment options available to you.
AZL® is a registered service mark of Allianz SE. Allianz SE is the ultimate owner of the Manager.

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 29, 2013

TABLE OF CONTENTS
AZL® Federated Clover Small Value Fund	3
Tax Information	7
Financial Intermediary Compensation	7
More about the Fund	8
Overview	8
Investment Strategies	10
Investment Risks	11
Fund Management	14
The Manager	14
The Subadvisers of the Fund	14
The Portfolio Managers of the Fund	14
More Information About Fund Management	15
Duties of the Manager and the Subadviser	15
Payments to Affiliated Insurance Companies	16
Transfer Supported Features of Certain Annuity Contracts	16
Management Fees	16
Legal Proceedings	17
The Administrator	17
The Distributor	17
The Custodian	17
Disclosure of Portfolio Holdings	17
The Commodity Exchange Act	17
Shareholder Information	19
Pricing of Fund Shares	19
Purchase and Redemption of Shares	19
Market Timing	20
Distribution (12b-1) Fees	21
Dividends, Distributions, and Taxes	21
Financial Highlights	22

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 29, 2013

Fund Summary AZL® Federated Clover Small Value Fund

AZL® Federated Clover Small Value Fund
Investment Objective
The Fund seeks capital appreciation.
Fees and Expenses
Fees and Expenses of the Fund
The following table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.  The Fund is offered exclusively as an investment option for certain Contracts.  The table below reflects only Fund expenses and does not reflect Contract fees and expenses.  Please refer to the Contract prospectus for a description of those fees and expenses.
Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)
Management Fee	0.75%
Distribution (12b-1) Fees	0.25%
Other Expenses	0.07%
Acquired Fund Fees and Expenses(1)	0.03%
Total Annual Fund Operating Expenses	1.10%
(1)
Because Acquired Fund Fees and Expenses are not included in the Fund’s Financial Highlights, the Fund’s total annual fund operating expenses do not correlate to the ratios of expenses to average net assets shown in the Financial Highlights table.

Example
This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The example assumes that you invest $10,000 in the Fund for the time periods indicated. The example also assumes that your investment has a 5% return each year, that the Fund’s operating expenses remain the same, and that you reinvest all dividends and distributions. It does not reflect any Contract fees. If Contract fees were included, the costs shown would be higher. Although your actual costs may be higher or lower, based on these assumptions your costs would be:
1 Year	3 Years	5 Years	10 Years
$112	$350	$606	$1,340
Portfolio Turnover
The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in annual fund operating expenses or in the example, affect the Fund’s performance. During the most recent fiscal year, the Fund’s portfolio turnover rate was 156% of the average value of its portfolio.
Investments, Risks, and Performance
Principal Investment Strategies of the Fund
The Fund primarily invests in common stocks and other equity securities of U.S. companies with small market capitalizations. The Fund seeks to achieve its investment objective by investing in common stocks and other equity securities of U.S. companies with small market capitalizations that the subadviser believes are undervalued relative to the market or their historic valuations.
Under normal market conditions, the Fund invests at least 80% of its assets, plus any borrowings for investment purposes, in investments of small capitalization companies, which for this purpose are companies with market capitalizations (the total market value of a company’s outstanding stock) at the time of purchase included in the Russell 2000 Index.
The Fund invests in securities of U.S. companies operating in a broad range of industries based primarily on value characterizations such as price-cash flow, price-earnings and price-book value ratios. In selecting securities for the Fund, the subadviser will seek to identify companies whose stock is out-of-favor with investors. In searching for undervalued companies in which to invest, the subadviser seeks companies with the fundamental strength to capitalize on change agents, such as internal changes (e.g., management changes, restructuring or merger and acquisition activity or sales mix shifts), external changes (e.g., regulatory changes, marketplace shifts or technological advances) or companies with deep

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 29, 2013

Fund Summary AZL® Federated Clover Small Value Fund

seated advantages (e.g., captive customers, pricing power, patents or strong brand names) that are undergoing short-term challenges. The subadviser generally will consider selling a security when its price target for the security has been achieved, its investment thesis has been invalidated or if it finds a more compelling investment alternative.
Under normal market conditions, the Fund invests its assets in a diversified portfolio of equity securities which may include common stocks, preferred stocks which are convertible into common stock, and American Depositary Receipts (ADRs) and other domestically traded securities of foreign issuers which may constitute up to 20% of the Fund’s assets. The Fund may also invest in debt securities convertible into common stocks, may invest up to 5% of its net assets in warrants and rights to purchase common stocks and up to 20% of its net assets in equity interests issued by real estate investment trusts (REITs). The Fund also may invest in money market funds, exchange-traded funds and repurchase agreements.
The Fund may use derivative contracts and/or hybrid instruments to implement elements of its investment strategy. For example, the Fund may use derivative contracts or hybrid instruments to increase or decrease the portfolio’s exposure to the investment(s) underlying the derivative or hybrid in an attempt to benefit from changes in the value of the underlying investment(s). The Fund also may use derivative contracts in an attempt to obtain premiums from the sale of derivative contract, realize gains from trading a derivative contract, and hedge against potential losses.
Principal Risks of Investing in the Fund
The price per share of the Fund will fluctuate with changes in value of the investments held by the Fund. You may lose money by investing in the Fund. An investment in the Fund is not a deposit in a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. There is no guarantee that the Fund will achieve its objective.
The following is a summary of the principal risks to which the Fund’s portfolio as a whole is subject. As changes occur in a Fund’s portfolio holdings, the extent to which the portfolio is subject to each of these risks may also change.
•	Market Risk The market value of portfolio securities may go up or down, sometimes rapidly and unpredictably.
•     Issuer Risk  The value of a security may decline for a number of reasons directly related to the issuer of the security.
•	Selection Risk Because this Fund is actively managed, there can be no guarantee that investment decisions made for the fund will produce the desired results.
•
Capitalization Risk  Investing in small to midsized companies creates risk because smaller companies may have unpredictable or limited earnings, and their securities may be less liquid or experience more volatile prices than those of large companies.

•
Value Stocks Risk  Value investing emphasizes stocks of undervalued companies whose characteristics may lead to improved valuations. Value stocks may lose favor with investors, or their valuations may not improve as anticipated.

•
Industry Sector Risk  Investing in a single industry or sector, or concentrating investments in a limited number of industries or sectors, tends to increase the risk that economic, political, or regulatory developments affecting certain industries or sectors will have a large impact on the value of the Fund’s portfolio.

•
Derivatives Risk  Investing in derivative instruments involves risks that may be different from or greater than the risks associated with investing directly in securities or other traditional investments.

•	Credit Risk The failure of the issuer of a debt security to pay interest or repay principal in a timely manner may have an adverse impact on the Fund’s earnings.
•     Liquidity Risk  An investment that is difficult to purchase or sell may have an adverse effect on the Fund’s returns.
•
Leveraging Risk  The Fund may engage in certain kinds of transactions, including the use of derivatives, that may give rise to a form of leverage. The use of leverage may require the Fund to liquidate a portfolio position at a disadvantageous time or may exaggerate the effect of any increase or decrease in the value of the Fund’s portfolio securities.

•
Foreign Risk  Investing in the securities of non-U.S. issuers involves a number of risks, such as fluctuations in currency values, adverse political, social or economic developments, and differences in social and economic developments or policies.

•
ETF and Investment Company Risk  Investing in an exchange-traded fund (ETF) or another mutual fund exposes the Fund to all the risks of that ETF or mutual fund and also to a pro rata portion of its expenses.

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 29, 2013

Fund Summary AZL® Federated Clover Small Value Fund

•
Technology Risk  Proprietary and third party data and systems are utilized to support decision making for the Fund.  Data imprecision, software or other technology malfunctions, programming inaccuracies and similar circumstances may impair the performance of these systems, which may negatively affect Fund performance.

Performance Information
The following bar chart and table provide an indication of the risks of an investment in the Fund by showing changes in its performance from year to year and by showing how the Fund’s average annual returns for one year, five years, and since its inception compare with those of a broad measure of market performance.
Both the bar chart and the table assume reinvestment of dividends and distributions.
The performance of the Fund will vary from year to year. The Fund’s performance does not reflect the cost of insurance and separate account charges which are imposed under your variable annuity contract or variable life insurance policy. If they were included, performance would be reduced. Past performance does not indicate how the Fund will perform in the future.
Performance Bar Chart and Table
Highest and Lowest Quarter Returns (for periods shown in the bar chart)
Highest (Q3, 2009)	24.52%
Lowest (Q4, 2008)	-28.55%
Average Annual Total Returns
	One Year Ended December 31, 2012	Five Years Ended December 31, 2012	Since Inception (5/1/2003)
AZL® Federated Clover Small Value Fund	14.32%	3.86%	8.78%
Russell 2000® Value Index (reflects no deduction for fees, expenses, or taxes)	18.05%	3.55%	9.41%(1)
(1)The since inception performance data for the Russell 2000® Value Index is calculated from April 30, 2003.
Management
Allianz Investment Management LLC serves as the investment adviser to the Fund.
Federated Global Investment Management Corp., operating primarily through its Federated Clover Investment Advisors division, serves as the subadviser to the Fund.
The Fund’s portfolio managers, since February 2012, are Stephen K. Gutch, Senior Portfolio Manager, and Lawrence R. Creatura, Portfolio Manager.
For important information about tax information and financial intermediary compensation, please turn to the sections “Tax Information” and “Financial Intermediary Compensation” at page 7 in this prospectus.

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 29, 2013

Fund Summary Tax Information and Financial Intermediary Compensation

TAX INFORMATION
Shares of the Fund are sold exclusively to the separate accounts of certain insurance companies in connection with particular variable annuity and variable life insurance contracts (the “Contracts”).  Provided that a Fund and a separate account investing in the Fund satisfy applicable tax requirements, any distributions from the Fund to the separate account will be exempt from current federal income taxation to the extent that such distributions accumulate in the Contract.  You should refer to your Contract prospectus for further information regarding the tax treatment of the Contract and the separate accounts in which the Contract is invested.
FINANCIAL INTERMEDIARY COMPENSATION
Shares of the Fund are sold exclusively to certain insurance companies in connection with particular Contracts. The Trust and its related companies may pay such insurance companies (or their related companies) for the sale of shares of the Fund and related services. Such insurance companies (or their related companies) may pay broker-dealers or other financial intermediaries (such as banks) that sell the Contracts for the sale of shares of the Fund and related services. When received by an insurance company, such payments may be a factor that the insurance companies consider in including a Fund as an investment option in the Contracts. The prospectus or other disclosures relating to a Contract may contain additional information about these payments. When received by a broker-dealer or other intermediary, such payments may create a conflict of interest by influencing the broker-dealer or other intermediary and salespersons to recommend the Fund over other mutual funds available as investment options in the Contracts. Ask the salesperson or visit the financial intermediary's website for more information.

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 29, 2013

More About the Fund Overview

MORE ABOUT THE FUND
Overview
The Allianz Variable Insurance Products Trust (the “VIP Trust”) consists of 30 separate investment portfolios (together, the “Funds,” “VIP Funds” or “Allianz VIP Funds,” and each individually, a “Fund,” “VIP Fund,” or “Allianz VIP Fund”). Each Fund is a diversified open-end fund and a series of the VIP Trust. Within the scope of an investment program approved by the Board of Trustees to the VIP Funds (the “Board,” the “Trustees” or the “Board of Trustees”), the Funds are managed by Allianz Investment Management LLC (the “Manager”), which in turn has retained certain asset management firms (the “subadvisers”) to make investment decisions on behalf of the Funds. The Manager selected the subadvisers based on the subadvisers’ experience with the investment strategy for which it was selected. The VIP Trust provides investment vehicles for variable annuity contracts and variable life insurance policies (the “Contracts”) offered by the separate accounts of various life insurance companies affiliated with the Manager. The separate accounts buy, and own, shares of the Funds on behalf of Contract owners who direct purchase payments to subaccounts of the separate accounts that invest in the Funds. Therefore, you cannot directly purchase, nor will you directly own, shares of the Funds.
This prospectus is designed to help you make informed decisions about certain investment options available under your Contract. You will find details about how your Contract works in the related Contract prospectus.
This prospectus summarizes key information about the AZL Federated Clover Small Value Fund (the “Fund”), including information regarding the investment objectives, strategies and risks and performance and fees for the Fund. “You” and “your” refer to both direct shareholders (including the insurance company separate accounts that invest assets on behalf of their contract holders) and contract holders who invest in the Fund indirectly through the Contracts.
The Fund has the flexibility to make portfolio investments and engage in investment techniques that differ from the strategies discussed in this prospectus.
Unless otherwise indicated, any percentage limitation on the Fund’s holdings set forth in the summaries above is applied only when that particular type of security is purchased.
Investors should carefully consider their investment goals and willingness to tolerate investment risk before allocating their investment to the Fund.
The Fund may have a name, investment objectives, strategies, portfolio manager(s), and characteristics that are substantially similar to other mutual funds managed by the subadvisers. However, the asset size, portfolio composition, fees, and expenses of the Fund may be different from those of any similar fund, and performance may be better or worse. No representation is made that the Fund will perform in an equivalent manner to the similar funds. The Fund may be added or removed from the VIP Trust.
The Fund has a name that suggests a focus on a particular type of investment. In accordance with Rule 35d-1 under the Investment Company Act of 1940 (the “1940 Act”), the fund has adopted a policy that it will, under normal circumstances, invest at least 80% of its assets (exclusive of collateral received in connection with securities lending) in investments of the type suggested by its name. For this policy, “assets” means net assets plus the amount of any borrowings for investment purposes. In addition, in appropriate circumstances, synthetic investments may be included in the 80% basket. The Fund’s policy to invest at least 80% of its assets in such a manner is not a “fundamental” policy, which means that it may be changed without the vote of a majority of the Fund’s outstanding shares as defined in the 1940 Act. The name of the Fund may be changed at any time by a vote of the Trustees. However, Rule 35d-1 also requires that shareholders be given written notice at least 60 days prior to any change by the Fund of its 80% investment policy.
The investment objective of the Fund may be changed by the Trustees without shareholder approval.
The subadvisor of the Fund is Federated Global Investment Management Corp.

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 29, 2013

More About the Fund Overview

Fund Operating Expense Limitation Agreements
The Manager and the fund have entered into a written agreement, through April 30, 2014, limiting the operating expenses of the Fund, excluding certain expenses (such as interest expense, acquired fund fees, cash overdraft fees, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, and other extraordinary expenses not incurred in the ordinary course of the Fund’s business), to 1.35%. After April 30, 2014, the Manager may terminate the agreement for any reason on 30 days written notice to the Fund. The Fund is authorized to reimburse the Manager for management fees previously waived and/or for the cost of expenses previously paid by the Manager pursuant to this agreement, provided that such reimbursement will not cause the Fund to exceed any limits in effect at the time of such reimbursement. The Fund’s ability to reimburse the Manager in this manner only applies to fees paid or reimbursements made by the Manager within the three fiscal years prior to the date of such reimbursement. To the extent that the Fund makes such reimbursements to the Manager, the amount of the reimbursements will be reflected in the financial statements in the Fund’s shareholder report and in Other Expenses under Fees and Expenses of the Fund.

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 29, 2013

More About the Fund Investment Strategies

Investment Strategies
Temporary Defensive Positions
For temporary defensive purposes or when cash is temporarily available, the Fund may invest in investment grade, short term debt instruments, including government, corporate, and money market securities. If the Fund invests substantially in such instruments, it may not be pursuing its principal investment strategies and may not achieve its investment objective.

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 29, 2013

More About the Fund Investment Risks

Investment Risks
The following provides additional information regarding the principal risks of investing in the Fund:

Capitalization Risk
To the extent the Fund invests significantly in small and/or mid-capitalization companies, it may have capitalization risk. These companies may present additional risk because they have less predictable earnings or no earnings, more volatile share prices and less liquid securities than large capitalization companies. These securities may fluctuate in value more than those of larger, more established companies and, as a group, may suffer more severe price declines during periods of generally declining stock prices. The shares of smaller companies tend to trade less frequently than those of larger, more established companies, which can adversely affect the price of smaller companies’ securities and the Fund’s ability to sell them when the portfolio manager deems it appropriate. These companies may have limited product lines, markets, or financial resources, or may depend on a limited management group. The value of some of the Fund’s investments will rise and fall based on investor perception rather than economic factors.

Credit Risk
Credit risk is the chance that the issuer of a debt security will fail to repay interest and principal in a timely manner, reducing the Fund’s return. Also, an issuer may suffer adverse changes in financial condition that could lower the credit quality and liquidity of a security, leading to greater volatility in the price of the security and the Fund’s shares.

Derivatives Risk
The Fund may invest in derivatives as a principal strategy. A derivative is a financial contract whose value depends on, or is derived from, the value of an underlying asset, reference rate, or risk. Funds typically use derivatives as a substitute for taking a position in the underlying asset and/or as part of a strategy designed to reduce exposure to other risks, such as interest rate or currency risk. Funds may also use derivatives for leverage, in which case their use would involve leveraging risk. Use of derivative instruments involves risks different from, or possibly greater than, the risks associated with investing directly in securities and other traditional investments. Derivatives are subject to a number of other risks, such as liquidity risk, interest rate risk, market risk, credit risk, and selection risk. Derivatives also involve the risk of mispricing or improper valuation and the risk that changes in the value may not correlate perfectly with the underlying asset, rate, or index. Using derivatives may result in losses, possibly in excess of the principal amount invested. Also, suitable derivative transactions may not be available in all circumstances. The counterparty to a derivatives contract could default. As required by applicable law, any Fund that invests in derivatives segregates cash or liquid securities, or both, to the extent that its obligations under the instrument (for example, forward contracts and futures that are required to “cash settle”) are not covered through ownership of the underlying security, financial instrument, or currency.

ETF and Investment Company Risk
The Fund may invest in ETFs or shares of open-end or closed-end investment companies, including single country funds. Investing in another investment company exposes the Fund to all the risks of that investment company and, in general, subjects it to a pro rata portion of the other investment company’s fees and expenses.

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 29, 2013

More About the Fund Investment Risks

Foreign Risk
Because the Fund invests in securities of foreign issuers, it may be subject to risks not usually associated with owning securities of U.S. issuers. These risks include, among others, adverse fluctuations in foreign currency values as well as adverse political, social and economic developments affecting a foreign country, including the risk of nationalization, expropriation or confiscatory taxation. In addition, foreign investing involves less publicly available information, and more volatile or less liquid securities markets. Investments in foreign countries could be affected by factors not present in the U.S., such as restrictions on receiving the investment proceeds from a foreign country, confiscatory foreign tax laws, and potential difficulties in enforcing contractual obligations. Transactions in foreign securities may be subject to less efficient settlement practices, including extended clearance and settlement periods. Foreign accounting may be less revealing than U.S. accounting practices. Foreign regulation may be inadequate or irregular. Owning foreign securities could cause the Fund’s performance to fluctuate more than if it held only U.S. securities.

Industry Sector Risk
At times, the Fund may increase the relative emphasis of its investments in a particular industry. Stocks of issuers in a particular industry are subject to changes in economic conditions, government regulations, availability of basic resources or supplies, or other events that affect that industry more than others. To the extent that the Fund has greater emphasis on investments in a particular industry, its share values may fluctuate in response to events affecting that industry.

Issuer Risk
The value of a security may decline for a number of reasons that directly relate to the issuer, such as management performance, financial leverage, and reduced demand for the issuer’s products or services.

Leveraging Risk
Certain transactions may give rise to a form of leverage. Such transactions may include, among others, reverse repurchase agreements, loans of portfolio securities, and the use of when-issued, delayed delivery, or forward commitment transaction. The use of derivatives may also create leveraging risk. To mitigate leveraging risk, the Fund will segregate or “earmark” liquid assets or otherwise cover transactions that may give rise to such risk. The use of leverage may cause a Fund to liquidate portfolio positions when it may not be advantageous to do so to satisfy its obligations or to meet segregation requirements. In addition, leverage, including borrowing, may exaggerate the effect of any increase or decrease in the value of a Fund’s portfolio securities.

Liquidity Risk
Liquidity risk exists when particular investments are difficult to purchase or sell. Investments in illiquid securities may reduce the returns of the Fund because it may be unable to sell the illiquid securities at an advantageous time or price. Restricted securities may be subject to liquidity risk because they may have terms that limit their resale to other investors or may require registration under applicable securities laws before they may be sold publicly. Funds with principal investment strategies that involve restricted securities, foreign securities, derivatives, companies with small market capitalization or securities with substantial market and/or credit risk tend to have the greatest exposure to liquidity risk. Due to the lack of liquidity and, in some cases, of publicly available information, it may in some circumstances be difficult to arrive at a fair value for certain illiquid securities.

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 29, 2013

More About the Fund Investment Risks

Market Risk
The market price of securities owned by the Fund may go up or down, sometimes rapidly and unpredictably. Securities may decline in value due to factors affecting securities markets generally or particular industries represented in the securities markets. The value of a security may decline due to general market conditions that are not specifically related to a particular company, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates, or adverse investor sentiment. They may also decline due to factors that affect a particular industry or industries, such as labor shortages or increased production costs and competitive conditions within an industry. During a general downturn in the securities markets, multiple asset classes may decline in value simultaneously. The value of the Fund’s portfolio may fluctuate to a greater or lesser degree than fluctuations of the general stock market. For those Funds that invest in stocks of foreign companies, the value of the Fund’s portfolio will be affected by changes in foreign stock markets and the special economic and other factors that might primarily affect stock markets in particular foreign countries and regions. Equity securities generally have greater price volatility than fixed income securities. Preferred stock generally holds preference as to dividends and liquidation over an issuer's common stock but ranks junior to an issuer's debt securities. Preferred stock dividends are payable only if declared by the issuer's board, and preferred stock also may be subject to optional or mandatory redemption provisions.

Selection Risk
The Fund is an actively managed investment portfolio. The portfolio manager(s) make investment decisions for the Fund’s assets. The investment approach of some Funds emphasizes buying and holding securities, even through adverse markets, while the investment approach of other Funds emphasizes frequent trading in order to take advantage of short-term market movements. However, there can be no guarantee they will produce the desired results and poor security selection may cause the Fund to underperform its benchmark index or other funds with similar investment objectives.

Technology Risk
Proprietary and third party data and systems are utilized to support decision making for the Fund.  Data imprecision, software or other technology malfunctions, programming inaccuracies and similar circumstances may impair the performance of these systems, which may negatively affect Fund performance.

Value Stocks Risk
The value style of investing emphasizes stocks of undervalued companies whose characteristics may lead to improved valuations. These stocks may remain undervalued because value stocks, as a category, may lose favor with investors compared to other categories of stocks or because the valuations of these stocks do not improve in response to changing market or economic conditions.

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 29, 2013

FUND MANAGEMENT

FUND MANAGEMENT
The Manager
Allianz Investment Management LLC serves as the Manager for the Fund pursuant to the terms of an investment management agreement. The Manager has signed subadvisory agreement (“Subadvisory Agreement”) with a subadviser for portfolio management functions for the Fund. The subadviser manages the portfolio securities of the Fund and provides additional services including research, selection of brokers and similar services. The Manager compensates the subadviser for its services as provided in the Subadvisory Agreement. A discussion of the Board of Trustees’ basis for approving the Fund’s Investment Management Agreement with the Manager and the Subadvisory Agreement with the subadviser is available in the Fund’s Annual Report for the year ended December 31, 2012.
The Manager was established as an investment adviser by Allianz Life Insurance Company of North America in April 2001. The Manager evaluates and selects subadvisers for the Trust, subject to the oversight of the Board of Trustees, and to a more limited extent, provides investment advice with regard to selection of individual portfolio securities. In addition, the Manager constantly evaluates possible additional or alternative subadvisers for the Trust. The Manager currently acts as Manager of all of the Funds of the Trust. The Manager’s other clients are the Allianz Variable Insurance Products Fund of Funds Trust (“FOF Trust”) and various affiliated entities. As of December 31, 2012, the Manager had aggregate assets under management of $12.99 billion. The Manager monitors and reviews the activities of each of the subadvisers.
Brian Muench is the president of the Manager and of the Trust and ultimately responsible for evaluating and selecting subadvisers for the Trust.  Mr. Muench joined Allianz Life Insurance Company of North America (Allianz Life), the parent of the Manager, in 1998.  Mr. Muench served as vice president of the Manager from 2005 until he was elected president in 2010.  Mr. Muench is also a vice president of Allianz Life.
The Manager’s address is 5701 Golden Hills Drive, Minneapolis, Minnesota 55416.
The Subadvisers of the Fund
Federated Global Investment Management Corp. (“Federated”) manages the Fund primarily through Federated Clover Investment Advisors, a division of Federated. Federated manages the Fund’s assets, including buying and selling portfolio securities. Federated Advisory Services Company (“FASC”), an affiliate of Federated, provides research, quantitative analysis, equity trading and transaction settlement and certain support services to Federated. The fee for these services provided by FASC is paid by Federated and not by the Fund.
Federated, and other subsidiaries of Federated Investors, Inc., advise approximately 137 equity, fixed-income and money market mutual funds as well as a variety of other customized separately managed accounts and private investment companies and other pooled investment vehicles (including non-U.S./offshore funds) which totaled approximately $379.8 billion in assets as of December 31, 2012.  Federated Investors, Inc. was established in 1955 and is one of the largest investment managers in the United States with approximately 1,400 employees.  Federated Investors, Inc. provides investment products to approximately 4,700 investment professionals and institutions.
The subadviser, Federated, advises approximately 20 equity mutual funds (including subadvised funds) as well as a variety of separately managed accounts, institutional separate accounts and private investment companies and other pooled investment vehicles (including non-U.S./offshore funds) which totaled approximately $8.2 billion in assets as of December 31, 2012.
The address of Federated is 450 Lexington Avenue, Suite 3700, New York, NY 10017-3943. The address of FASC is Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, PA 15222-3779. Federated and FASC are subsidiaries of Federated Investors, Inc.
The Portfolio Managers of the Fund
Stephen K. Gutch and Lawrence R. Creatura have been the portfolio managers of the Fund since February 2012.
Stephen Gutch is Senior Vice President of the Fund’s subadviser. Mr. Gutch develops investment strategy for the Fund, conducts investment research in the Financial Services sector and is jointly responsible for the day-to-day management of the Fund. Prior to joining Federated Investors, Inc., Mr. Gutch was employed with Clover Capital Management, Inc.

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 29, 2013

FUND MANAGEMENT

(“Clover”) where he served as Director of Research, overseeing the firm’s portfolio management effort, and co-manager of Clover’s small-cap value strategy. Prior to joining Clover in 2003, Mr. Gutch worked for Continental Advisors, LLC where he was managing director for the firm’s financial services hedge fund. Previous to this, Mr. Gutch managed the financial services portfolio at Fulcrum Investment Group, LLC in Chicago for five years. Mr. Gutch earned a B.A. in Economics from the University of Rochester and an M.B.A. from the William E. Simon Graduate School of Business Administration, also at the University of Rochester. Mr. Gutch has received the Chartered Financial Analyst designation.
Lawrence Creatura is Vice President of the Fund’s subadviser. Mr. Creatura conducts equity research in the Consumer Discretionary, Consumer Staples and Technology sectors and is jointly responsible for the day-to-day management of the Fund. Prior to joining Federated Investors, Inc., Mr. Creatura was employed with Clover where he co-managed the small-cap value and small-mid-cap value investment strategies. Prior to joining Clover in 1994, Mr. Creatura worked in laser research and development for industrial and medical applications. He received a B.S. from the University of Rochester, Institute of Optics and earned his M.B.A. in Finance and International Management, also from the University of Rochester. Mr. Creatura has received the Chartered Financial Analyst designation.
More Information About Fund Management
The Manager is a subsidiary of Allianz SE, one of the world’s largest insurance and financial services companies. Allianz SE is headquartered in Munich, Germany and has operations in more than 70 countries. As of December 31, 2012, Allianz SE had third-party assets under management of $2.41 trillion. In North America, Allianz SE subsidiaries are engaged in the life insurance, property/casualty insurance, broker-dealer, banking, investment adviser, and mutual fund businesses.
The SAI has more detailed information about the Manager, the subadvisers and other service providers. The SAI also provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers, and the portfolio managers’ ownership of securities in the Fund.
Duties of the Manager and the Subadviser
Within the scope of an investment program approved by the Board of Trustees, the Manager oversees the Fund and the subadviser and advises on the Fund’s investment policies. The subadviser determines which securities are bought and sold, and in what amounts. The Manager continuously monitors the performance of various investment management organizations, including the subadviser, and generally oversees the services provided to the Fund by its administrator, custodian and other service providers. Further information about the subadviser is included in the SAI.
The Manager is paid a fee as set forth under “Fees” below, by the Fund for its services, which includes any fee paid to the subadviser.
The Fund and the Manager, under an order received from the Securities and Exchange Commission (“SEC”) on September 17, 2002, may enter into and materially amend agreements with subadvisers without obtaining shareholder approval. This type of structure is commonly known as a “Manager of Managers” structure. Because the Fund is relying on the order, the Manager may:
•	hire one or more subadvisers;
•	change the subadviser; and
•	reallocate management fees between itself and the subadviser.
The Manager continues to have the ultimate responsibility for the investment performance of the Fund due to its responsibility to oversee subadvisers and recommend their hiring, termination and replacement. No Fund will rely on the order until it receives approval from:
•	its shareholders; or
•
the Fund’s sole initial shareholder before the Fund is available to the public, and the Fund states in its prospectus that it intends to rely on the order. The Manager will not enter into an agreement with an affiliated subadviser without that agreement, including the compensation to be paid under it, being similarly approved except as may be permitted by applicable law.

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 29, 2013

FUND MANAGEMENT

Payments to Affiliated Insurance Companies
Currently, the Fund is available as an underlying investment option of Contracts offered by Allianz Life Insurance Company of North America and its affiliates (the “Affiliated Insurance Companies”), which are also affiliates of the Manager. In addition to the Fund, these Contracts include other funds for which the Manager is not the investment manager (the “Nonproprietary Funds”). The Affiliated Insurance Companies may receive payments from the sponsors of the Nonproprietary Funds as a result of including them as investment options in the Contracts. Similarly, the Affiliated Insurance Companies are allocated resources, including revenue earned by the Manager for providing investment management and other services to the Fund, as a result of including the Fund in the Contracts. The amount of payments from Nonproprietary Funds or allocations of resources from the Manager varies, and may be significant and may create an incentive for the Affiliated Insurance Companies regarding its decision of which funds to include in the Contracts.
Other Administrative Services
The Affiliated Insurance Companies provide administrative and other services to Contract owners on behalf of the funds, including the Fund and the Nonproprietary Funds, that are available under the Contracts. The Affiliated Insurance Companies may receive payment for these services.
Transfer Supported Features of Certain Annuity Contracts
The Fund may be offered under certain variable annuities that have guaranteed value or benefit features that are supported by automatic transfers between investment choices available under the product (the “Transfer Supported Features”). If the Transfer Supported Features are available to you, they are described in the prospectus for your Contract. These features may be known as the Guaranteed Account Value Benefit, Guaranteed Principal Value Benefit, the PRIME Plus Benefit, the Lifetime Plus Benefit, the Lifetime Plus II Benefit, Target Date Retirement Benefit, Income Protector, Investment Protector, or another name. Under the Transfer Supported Features, contract values may be rebalanced periodically. This rebalancing can cause a fund, including the Fund, to incur transactional expenses as it buys or sells securities to manage asset inflows or outflows. During periods of market volatility, brokerage fees resulting from such transfers could increase substantially. Also, large outflows from a fund may increase expenses attributable to the assets remaining in the fund. These increased expenses can have an adverse impact on the performance of an affected fund and on contract or policy owners who have assets allocated to it. Even if you do not participate in the Transfer Supported Programs you may be impacted if you allocate assets to a fund, including the Fund, that is affected by transfers under the Transfer Supported Features.
Management Fees
The Fund paid the Manager a fee for advisory services (including subadvisory fees) during 2012 at the annual rate shown on the following table, before and after fee waivers:
	Percentage of Average Net Assets for the Period Ended 12/31/12 Before Fee Waivers	Percentage of Average Net Assets for the Period Ended 12/31/12 After Fee Waivers/Recoupments
AZL Federated Clover Small Value Fund	0.75%	0.75%

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 29, 2013

FUND MANAGEMENT

Legal Proceedings
The Manager is not aware of any material pending legal proceedings, other than routine litigation incidental to the conduct of their respective businesses, to which the Fund, the Manager or the principal underwriter is a party. However, some of the subadvisers currently are the subject of investigations or proceedings which relate to their management of other mutual funds. Brief descriptions thereof are set forth below. Terms that are defined in the following legal proceedings apply only to the sections in which they appear. Such proceedings would be material only to the extent that they are likely to have a material adverse effect on the ability of the subadviser to perform its agreement with the Manager.
Federated Global Investment Management Corp.
To the best of its knowledge, the subadviser is not a party to any material pending legal proceedings, other than ordinary routine litigation incidental to the business.
The Administrator
Citi Fund Services Ohio, Inc. (“CFSO”), whose address is 3435 Stelzer Road, Columbus, Ohio 43219-3035, serves as the Fund’s administrator, transfer agent and fund accountant. Administrative services of CFSO include providing office space, equipment and clerical personnel to the Fund and supervising custodial, auditing, valuation, bookkeeping, legal and dividend disbursing services.
The Distributor
Allianz Life Financial Services, LLC (“ALFS”), whose address is 5701 Golden Hills Drive, Minneapolis, Minnesota 55416, serves as the Fund’s distributor. ALFS is affiliated with the Manager.
Other Distribution Services
The Affiliated Insurance Companies may make payments for distribution services to other companies, including their affiliates, to provide certain distribution related services for the Fund. The companies that receive such payments may in turn, pay any or all of these fees to their registered representatives who have provided distribution services. The payments made for distribution services under these agreements are paid by the Affiliated Insurance Companies and are not paid out of Fund assets.
The Custodian
The Bank of New York Mellon (“BNY Mellon”), whose address is One Wall Street, New York, New York 10286, serves as custodian of the Fund. BNY Mellon. BNY Mellon is paid certain fees and reimbursed for certain out-of-pocket expenses for its services. Fees paid by the Fund for these services are included under “Other Expenses” in the Fees and Expenses table for the Fund.
The SAI provides additional information about the services provided to the Fund.
Disclosure of Portfolio Holdings
A description of the Fund’s policies and procedures with respect to the disclosure of the Fund’s portfolio holdings is included in the SAI.
The Commodity Exchange Act
Pursuant to a notice of eligibility claiming exclusion from the definition of commodity pool operator filed with the Commodity Futures Trading Commission (“CFTC”) and the National Futures Association on behalf of the Fund, neither the Trust nor the Fund is deemed to be a “commodity pool operator” under the Commodity Exchange Act (“CEA”), and, accordingly, they are excluded from registration or regulation as such under the CEA. On February 9, 2012, the CFTC adopted amendments to its rules; a Fund seeking to claim the exclusion after the effectiveness of the amended rules will be limited in its ability to use futures and options on futures or commodities or engage in swap transactions. If a Fund were no longer able to claim the exclusion, the Manager would be required to register as a “commodity pool operator,” and the Fund and the Manager would be subject to regulation under the CEA. The Fund is not a vehicle for trading in the commodity futures, commodity options, or swaps markets.

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 29, 2013

SHAREHOLDER INFORMATION

SHAREHOLDER INFORMATION
Pricing of Fund Shares
The price of the fund shares is based on its Net Asset Value (NAV). The NAV is the current value of a share in a mutual fund. The NAV is calculated by adding the total value of the Fund’s investments and other assets, subtracting its liabilities, and then dividing that figure by the number of outstanding shares of the Fund:
NAV = (Total Assets – Liabilities) ÷ Number of Shares Outstanding
Per share NAV for the Fund is determined and its shares are priced at the close of regular trading on the New York Stock Exchange, normally at 4:00 p.m. Eastern Time, on days the NYSE is open. Shares will not be priced on the days on which the NYSE is closed for trading.
The securities (other than short-term debt securities) of the Fund are generally valued at current market prices. Also, if market quotations are not available, or if an event occurs after the pricing of a security has been established that would likely cause the value to change, the value of the security may be priced at fair value as determined in good faith by or at the direction of the Fund’s Trustees.
Options purchased and held by the Fund generally are valued at the average of the closing bid and ask quotations on the principal exchange on which the option is traded, as of the close of trading on the principal exchange. The close of trading for some options exchanges may occur later than the 4:00 p.m. closing of the NYSE, but is not expected to occur later than 4:15 p.m. Eastern Time. This means that a Fund holding options may not determine its NAV until 4:15 p.m. Eastern Time. If market quotations are not available, the value of an option may be priced at fair value as determined in good faith by or at the direction of the Fund’s Trustees.
Foreign securities held by the Fund are valued on a daily basis using a fair valuation program approved by the Fund’s Trustees. The fair valuation program includes processes administered by an independent pricing agent (based upon changes in certain markets, indices, and/or securities, if applicable) that may result in a value different from the last closing price of such foreign security on its principal overseas market or exchange.
The effect of using fair value pricing is that the Fund’s NAV will be subject to the judgment of the Board of Trustees or its designees instead of being determined by the market. In addition, foreign securities acquired by the Fund may be valued in foreign markets on days when the Fund’s NAV is not calculated. In such cases, the NAV of the Fund may be significantly affected on days when investors cannot buy or sell shares.
Purchase and Redemption of Shares
Investors may not purchase or redeem shares of the Fund directly, but only through the variable annuity contracts and variable life insurance policies offered through the separate accounts of participating insurance companies. You should refer to the prospectus of the participating insurance company’s variable products for information on how to purchase a variable annuity contract or variable life insurance policy, how to select the Fund as investment options for your contract or policy and how to redeem monies from the Fund.
Orders for the purchase and redemption of shares of the Fund received before the NYSE closes are effected at the net asset value per share determined as of the close of trading on the NYSE (generally 4:00 p.m. Eastern Time) that day. Orders received after the NYSE closes are effected at the next calculated net asset value. Payment for redemption will be made by the Fund within 7 days after the request is received.
The Fund may suspend the right of redemption under certain extraordinary circumstances in accordance with the rules of the Securities and Exchange Commission. The Fund does not assess any fees when they sell or redeem their shares.
The right of purchase of Fund shares may also be restricted, and purchase orders may be rejected, in accordance with the market timing policy of the Trust as described under the “Market Timing” section below, and the market timing policy of the separate accounts of participating insurance companies. Please refer to your contract prospectus for the market timing policy of the separate account for your contract.
The Fund reserves the right to make payment in securities rather than cash, known as “redemption in kind.” This could occur under extraordinary circumstances, such as a large redemption that could affect Fund operations (for example, more

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 29, 2013

SHAREHOLDER INFORMATION

than 1% of the Fund’s net assets). If the Fund deems it advisable for the benefit of all shareholders, redemption in kind will consist of securities equal in market value to the accumulation unit value allocated under your variable contract to the subaccount that invests in the Fund. When these securities are converted to cash, the associated brokerage charges will be deducted from the assets of the subaccount.
The Fund currently does not foresee any disadvantages to investors if the Fund serves as an investment medium for both variable annuity contracts and variable life insurance policies. However, it is theoretically possible that the interest of owners of annuity contracts and insurance policies for which the Fund serves as an investment medium might at some time be in conflict due to differences in tax treatment or other considerations. The Board of Trustees and each participating insurance company would be required to monitor events to identify any material conflicts between variable annuity contract owners and variable life insurance policy owners, and would have to determine what action, if any, should be taken in the event of such a conflict. If such a conflict occurred, an insurance company investing in the Fund might be required to redeem the investment of one or more of its separate accounts from the Fund, which might force the Fund to sell securities at disadvantageous prices.
Market Timing
The Board of Trustees has adopted a policy that the Fund will not knowingly permit market timing or other abusive short-term trading practices. Market timing is frequent or short-term trading activity by certain investors in a fund intending to profit at the expense of other investors in the same fund by taking advantage of pricing inefficiencies that can prevent a fund’s share price from accurately reflecting the value of its portfolio securities. For example, investors may engage in short-term trading in funds that invest in securities which trade on overseas securities markets to take advantage of the difference between the close of the overseas markets and the close of the U.S. markets. This type of short-term trading is sometimes referred to as “time-zone arbitrage.” The Fund may invest in other securities which are less liquid, or are traded less often, may be vulnerable to similar pricing inefficiencies.
Market timing and other abusive short-term trading practices may adversely impact a fund’s performance by preventing portfolio managers from fully investing the assets of the fund, diluting the value of shares, or increasing the fund’s transaction costs. To the extent that the Fund has significant holdings in foreign securities (including emerging markets securities), small cap stocks, or high yield bonds, or any combination thereof, the risks of market timing may be greater for the Fund than for other funds. The Fund is offered only through variable annuity contracts and life insurance policies, and shares of the Fund are held in subaccounts of affiliated insurance companies. Because the Fund transactions are processed by those insurance companies, rather than by the Trust, the Board of Trustees has not adopted procedures to monitor market timing activity at the Fund level, but rather has approved monitoring procedures designed to detect and deter market timing activities at the contract or policy level.
As required by SEC rules, the Fund has entered into agreements with their financial intermediaries, including the affiliated insurance companies, whereby the Fund or its agents may require the financial intermediaries to provide individual account level information about you and your trading activities in the Fund. If the Fund detects market timing activities either at the omnibus or individual account level, the Fund may require the financial intermediaries to take actions to curtail the activity, which may include restricting your trading activity in the Fund.
Your variable annuity or variable life insurance prospectus contains a description of the market timing detection and deterrence policy at the contract or policy level. Please refer to your annuity contract or life insurance policy prospectus for specific details on transfers between accounts.
The procedures that are designed to detect and deter market timing activities at the contract or policy level cannot provide a guarantee that all market timing activity will be identified and restricted. In addition, state law and the terms of some contracts and policies may prevent or restrict the effectiveness of the market timing procedures from stopping certain market timing activity. Market timing activity that is not identified, prevented, or restricted may adversely impact the performance of the Fund.
Distribution (12b-1) Fees
The Fund has adopted a plan under Rule 12b-1 of the Investment Company Act of 1940. Distribution fees (“12b-1 fees”) under the plan compensate the Distributor and affiliates of Allianz Life Insurance Company of North America for services and expenses relating to the distribution of the Fund’s shares in connection with the variable products through which the

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 29, 2013

SHAREHOLDER INFORMATION

Fund shares are sold. 12b-1 fees are paid from the Fund assets on an ongoing basis. Over time these fees will increase the cost of your investment and may cost you more than paying other types of sales charges.
The Fund pays an annual 12b-1 fee in the maximum amount of 0.25% of its average daily net assets.
Dividends, Distributions, and Taxes
Any income the Fund receives is paid out, less expenses, in the form of dividends to its shareholders. Shares begin accruing dividends on the day they are purchased. Income dividends are usually paid annually. Capital gains for the Fund are distributed at least annually.
All dividends and capital gain distributions will be automatically reinvested in additional shares of the Fund at the net asset value of such shares on the payment date.
The Fund is treated as a separate corporate entity for tax purposes. The Fund intends to elect to be treated as a regulated investment company and the Fund intends to qualify for such treatment for each taxable year under Subchapter M of the Internal Revenue Code of 1986, as amended. In addition, the Fund will diversify its investments so that on the last day of each quarter of a calendar year, no more than 55% of the value of its total assets is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. For this purpose, securities of a given issuer generally are treated as one investment and each U.S. Government agency or instrumentality is treated as a separate issuer. Any security issued, guaranteed, or insured (to the extent so guaranteed or insured) by the U.S. Government or an agency or instrumentality of the U.S. Government is treated as a security issued by the U.S. Government or its agency or instrumentality, whichever is applicable. If the Fund fails to meet this diversification requirement, income with respect to variable insurance contracts invested in the Fund at any time during the calendar quarter in which the failure occurred could become currently taxable to the owners of the contracts. Similarly, income for prior periods with respect to such contracts also could be taxable, most likely in the year of the failure to achieve the required diversification. Provided that the Fund and a separate account investing in the Fund satisfy applicable tax requirements, any distributions from the Fund to the separate account will be exempt from current federal income taxation to the extent that such distributions accumulate in a variable annuity contract or a variable life insurance policy.
Persons investing in variable annuity contracts or variable life insurance policies should refer to the prospectuses with respect to such contracts or policies for further information regarding the tax treatment of the contracts or policies and the separate accounts in which the contracts or policies are invested.

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 29, 2013

FINANCIAL HIGHLIGHTS

FINANCIAL HIGHLIGHTS
The financial highlights table is intended to help you understand the financial performance of the Fund for the periods shown. The total returns in the table represents returns that you would have earned (or lost) on an investment in the Fund (assuming reinvestment of all dividends and distributions). The returns include reinvested dividends and fund level expenses, but exclude insurance contract charges. If insurance contract charges were included, the return would be reduced.
This information has been derived from information audited by KPMG LLP, independent registered public accounting firm, whose report, along with the Fund’s financial statements, are included in the Annual Report to Shareholders and incorporated by reference into the Statement of Additional Information. This should be read in conjunction with those financial statements. Copies of such Annual Report are available without charge upon written request from the Fund at 3435 Stelzer Road, Columbus, Ohio 43219, or by calling toll free 1-800-624-0197.

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 29, 2013

FINANCIAL HIGHLIGHTS

AZL Federated Clover Small Value Fund
(Selected data for a share of beneficial interest outstanding throughout the periods indicated)

	Year Ended December 31,
	2012		2011	2010	2009	2008

Net Asset Value, Beginning of Period	$15.96		$16.72	$13.27	$10.31	$16.47
Investment Activities:
Net Investment Income/(Loss)	0.15		0.11	0.09	0.15	0.18
Net Realized and Unrealized Gains/(Losses) on Investments	2.13		(0.77)	3.48	3.01	(5.47)
Total from Investment Activities	2.28		(0.66)	3.57	3.16	(5.29)
Dividends to Shareholders From:
Net Investment Income	(0.10)		(0.10)	(0.12)	(0.20)	(0.17)
Net Realized Gains	—		—	—	—	(0.70)
Total Dividends	(0.10)		(0.10)	(0.12)	(0.20)	(0.87)
Net Asset Value, End of Period	$18.14		$15.96	$16.72	$13.27	$10.31
Total Return(a)	14.32%		(3.92)%	27.11%	30.61%	(33.73)%
Ratios to Average Net Assets/ Supplemental Data:
Net Assets, End of Period ($000's)	$261,731		$199,020	$234,305	$187,475	$181,941
Net Investment Income/(Loss)	0.96%		0.60%	0.59%	0.96%	1.00%
Expenses Before Reductions(b)	1.07%		1.09%	1.08%	1.12%	1.12%
Expenses Net of Reductions	0.99%		1.09%	1.08%	1.12%	1.12%
Expenses Net of Reductions, Excluding Expenses Paid Indirectly(c)	1.07%		1.09%	1.08%	1.12%	1.12%
Portfolio Turnover Rate	156%	(d)	15%	23%	10%	20%

(a)	The returns include reinvested dividends and fund level expenses, but exclude insurance contract charges. If these charges were included, the returns would have been lower.
(b)	Excludes fee reductions. If such fee reductions had not occurred, the ratios would have been as indicated.
(c)
Expenses net of reductions excludes expenses paid indirectly, pursuant to a “commission recapture” program, under which brokers remit a portion of the brokerage commission which is used to pay certain Fund expenses. See note 2 in the Notes to the Financial Statements.

(d)
Effective February 24, 2012, the Subadviser changed from Franklin Advisory Services, LLC to Federated Global Investment Management Corp. Costs of purchases and proceeds from sales of portfolio securities associated with the change in the Subadviser contributed to a higher portfolio turnover rate for the year ended December 31, 2012 as compared to prior years.

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 29, 2013

This Prospectus is intended for use only when accompanied or preceded by a variable product prospectus.
For more information about the Fund, the following documents are available free upon request:
Annual/Semi-Annual Reports (Shareholder Reports):
The Fund’s annual and semi-annual report to shareholders contain additional information about the Fund’s investments. In the annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year.
Proxy Voting Records
Information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12 month period ended June 30 is available without charge.
Statement of Additional Information (SAI):
The SAI provides more detailed information about the Fund, including its respective operations and investment policies. It is incorporated by reference and is legally considered a part of this Prospectus.
Your request for free documents may be made in the following ways:
Shareholder Reports and the SAI	Contact a broker or investment adviser that sells products that offer the Fund.	Contact the Fund at: 3435 Stelzer Road, Columbus, Ohio 43219 (toll-free) 1-800-624-0197	Access the Allianz Life website at: www.allianzlife.com/VariableInvestments (for the SAI) www.allianzlife.com/shareholderreports (for the shareholder reports)
Proxy Voting Records	Access the Allianz Life website at: www.allianzlife.com/VariableInvestments
INFORMATION FROM THE SECURITIES AND EXCHANGE COMMISSION:
You can review information about the Fund (including the SAI), and obtain copies, after paying a duplicating fee, from the SEC as follows:
In Person:
Public Reference Room in Washington, D.C. (For their hours of operation, call 1-202-551-8090.)
By Mail:
Securities and Exchange Commission
Public Reference Section
100 F Street NE
Washington, D.C. 20549-0102
On the EDGAR database via the Internet:
www.sec.gov
By electronic request:
publicinfo@sec.gov.
The SEC charges a fee to copy any documents.
Investment Company Act file no. 811-09491